Exhibit 99.1

NEWS RELEASE

CONTACT: MARK THOMAS
MANAGER OF INVESTOR RELATIONS (281) 921-6400

Release #14-08

CARBO ANNOUNCES FIRST QUARTER 2014 EARNINGS

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $148.6 million compared to $147.7 million in the prior year

•	Net income of $18.4 million, or $0.80 per share for the quarter

•	250 million pound ceramic proppant capacity addition at Millen Line 1 remains on schedule

HOUSTON, TX (April 24, 2014) – CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $18.4 million, or $0.80 per share, on revenues of $148.6 million for the quarter ended March 31, 2014.

President and CEO Gary Kolstad commented, “Sales volumes for the first quarter were impacted by weather disruptions in the northern regions in North America, including the Bakken. In addition to the reduced fracturing activity at the well site caused by the cold weather, the railroads’ distribution issues and congestion caused delays at the main rail terminals in the north and negatively impacted proppant deliveries throughout those northern regions. However, we saw improvement in March and we believe that the potential for higher industry activity levels exists for the remainder of the year, driven by a continuing trend of more fracs per well and modest drilling and completion efficiency gains.

“Given these challenges, we were pleased that overall profit margins improved, and North America (Canada and the U.S.) ceramic proppant sales volumes were slightly higher compared to the first quarter of last year. Ceramic proppant pricing was relatively flat. We also had year-over-year growth in our resin-coated products and StrataGen® consulting business. StrataGen continues to grow in the key resource plays, and we continue to add experienced technical personnel to meet our clients’ demands.

“CARBO’s Production Enhancement technologies, delivered through our Design, Build, and Optimize the FracTM platform, continue to improve well performance by increasing our clients’ production and Estimated Ultimate Recovery (EUR). As a result, our client list grew, even though quarterly sales volumes were challenged due to weather.

“Construction on Millen Line 1 is on schedule and should be completed by the end of the second quarter. This will add 250 million pounds of annual ceramic proppant capacity.

“Falcon Technologies®, our Environmental Services business, was also impacted by weather disruptions in the northern regions,” Mr. Kolstad said.

First Quarter Results

Revenues for the first quarter of 2014 increased one percent, or $0.9 million, compared to the first quarter of 2013. The increase is mainly attributable to an increase in proppant sales volumes, as specified in the table below.

Operating profit for the first quarter of 2014 increased eight percent, or $2.0 million, compared to the first quarter of 2013. The increase is primarily the result of a favorable ceramic product mix.

CARBO Ceramics First Quarter 2014 Earnings Release

April 24, 2014

Net income for the first quarter of 2014 increased five percent, or $0.9 million, compared to the first quarter of 2013.

The Company repurchased 36,969 shares of its common stock at an average price of $109.88 per share during the first quarter of 2014 pursuant to its previously announced stock repurchase program. Since September 2008, over 1.9 million shares have been repurchased at an average price of $44.33 per share.

Proppant Sales Volumes (in million lbs)	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Ceramic	373	398
Resin-Coated Sand (RCS)	48	25
Northern White Sand	157	22

Total	578	445

Technology and Business Highlights

•	In the Antelope field of the Bakken shale, an independent operator employed CARBOECONOPROP®, a low density ceramic proppant, in two recent wells. Initial production rates for both wells significantly exceeded expectations, and the operator plans to continue to use high-quality CARBO ceramic proppants in its Bakken drilling and completion programs.

•	In the Eagle Ford shale, a large operator used CARBOECONOPROP in its well and realized a 20% increase in cumulative production over the previous sand/resin-coated sand well. The increased production yielded approximately $800,000 of net incremental value in the first year.

•	In the Bone Springs play of the Delaware Basin, StrataGen has been enlisted by two operators to design, build, and optimize its hydraulic fracturing programs. These frac programs utilized CARBOLITE® and CARBOECONOPROP which resulted in a 65% conductivity improvement and doubled the production rates as compared to nearby offset wells. The resulting lower finding and developments costs, as well as accelerated payback, are critical to these operators.

•	In the Clear Fork play of the Permian basin, a large operator enlisted StrataGen to provide field consulting services on fracturing operations for a 75 well campaign.

•	During the quarter, FRACPRO® released a new version of STIMPRO stimulation software. Features of the new version include modelling of multiple stimulation treatments, calculating coiled tubing reel friction, computing optimal pumping rate for wormhole formation in carbonates, and enables the real-time monitoring of down-hole events.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “As we’ve previously mentioned, we remain positive on industry activity and ceramic sales volumes for the balance of 2014. We believe the majority of the completion activity that was delayed in the first quarter due to weather has shifted to the second and third quarters of 2014. We believe our ceramic volumes could increase for the second quarter of 2014 when compared to the first quarter of 2014, subject to the typical second quarter spring break up and lingering weather effects. We believe pricing for our product lines will remain relatively flat during the second quarter of 2014.

CARBO Ceramics First Quarter 2014 Earnings Release

April 24, 2014

“Construction on Millen Line 1 and Millen Line 2 remains on schedule with anticipated completion dates by the end of the second quarter of 2014 and 2015, respectively. When completed, these two lines will bring our total ceramic proppant capacity to 2.25 billion pounds annually. The retrofit of an existing manufacturing line continues with our KRYPTOSPHERETM proppant technology. Initial sales of KRYPTOSPHERE LD from this retrofit are presently expected by the end of the second quarter of 2015.

“We continue to build inventories of KRYPTOSPHERE HD, our new ultra-conductive, ultra-high strength proppant for deep well applications. The Gulf of Mexico is the primary target market; but some Gulf of Mexico deep water completion activity has been delayed at least until the second half of 2014.

“Our RCS sales continue to evolve while we develop long-term strategic relationships and establish CARBO as a leading provider of high-quality, high-conductivity RCS.

“Work continues on our proppant-delivered technology platforms: Production Assurance, Production Intelligence and Production Flow Enhancement. Through collaboration with our clients, we strive to deliver solutions that solve practical issues in the reservoir. One resulting product of this collaboration is a new version of SCALEGUARD®. We anticipate deploying SCALEGUARD to several new clients over the coming quarters.

“Falcon Technologies has products in development that have the potential to launch in the second half of 2014. We believe these Engineered to Protect® solutions for the environment and our clients’ assets will drive future growth for Falcon.

“Over the longer term, we believe a continued focus on technology development will drive growth for both the Production Enhancement and Environmental Services businesses. We are excited about the technologies we have to execute on in 2014 and will continue to listen to our clients’ needs in order to provide value-added solutions in the future,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss the CARBO’s first quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference through the following link:

http://dpregister.com/10043906

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (866) 652-5200 (for U.S. and Canadian callers) or (412) 317-6060 (for locations outside North America) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through May 2, 2014, at 9:00 a.m. Eastern Time. To access the replay from the U.S. and Canada, please dial 1-877-344-7529; international callers outside North America should dial 1-412-317-0088. Please reference conference number 10043906. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO is an oilfield services technology company providing industry-leading products and services for:

Production Enhancement

Our Production Enhancement businesses increase E&P Operators’ Production and EUR…by providing industry leading technology to Design, Build, and Optimize the FracTM.

CARBO Ceramics First Quarter 2014 Earnings Release

April 24, 2014

Environmental Services

Our Environmental Services business protects E&P Operators’ assets, minimizes environmental risk, and lowers operating costs (LOE).

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

	Three Months Ended March 31
	2014	2013
	(In thousands except per share data)
Revenues	$148,564	$147,657
Cost of sales	104,200	105,273

Gross profit	44,364	42,384
SG&A and other operating expenses	16,953	16,993

Operating profit	27,411	25,391
Interest income, net	171	185
Foreign currency exchange loss, net	(23)	(12)
Other expense, net	(56)	(61)

Income before income taxes	27,503	25,503
Income taxes	9,076	7,926

Net income	$18,427	$17,577

Earnings per share:
Basic	$0.80	$0.76

Diluted	$0.80	$0.76

Average shares outstanding:
Basic	22,948	22,990

Diluted	22,948	22,990

Depreciation and amortization	$11,803	$11,908

Selected Balance Sheet Information

	March 31, 2014	December 31, 2013
	(In thousands)
Assets
Cash and cash equivalents	$86,098	$94,250
Other current assets	262,213	277,132
Property, plant and equipment, net	503,619	478,535
Intangible and other assets, net	18,633	16,870
Total assets	882,727	878,951
Liabilities and Shareholders’ Equity
Accrued income taxes	$6,367	$—
Other current liabilities	56,846	56,688
Deferred income taxes	52,901	53,676
Shareholders’ equity	766,613	768,587

Total liabilities and shareholders’ equity	$882,727	$878,951